Exhibit 10.1

Deep Green Waste & Recycling, Inc. and Amwaste, Inc.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made as of February 8, 2021 by and between Amwaste, Inc., a Georgia corporation (“Seller”) and DG Research, Inc., a Washington corporation (“Buyer”).

RECITALS

A.	Seller owns and operates certain assets located in and around Glynn County, Georgia useful and necessary to its waste management business (the “Business”).

B.	Seller desires to sell and Buyer wishes to buy substantially all the assets used or useful in the operation of the Business for the price and on the terms set forth in this Agreement.

AGREEMENTS

In consideration of the above recitals and of the mutual agreements and covenants contained herein, Buyer and Seller agree as follows:

SECTION 1. DEFINITIONS.

The following terms as used in this Agreement, shall have the meanings set forth in this Section:

“Accounts Receivable” means all rights of Seller to payment from the customers of the Business arising from Seller’s operation of the Business prior to the Closing Date.

“Assets” means all the tangible and intangible assets, real, personal, or mixed, owned or held by Seller and used or useful in the business, including the Personal Property, Real Property, the Assumed Contracts and Grants of Authority, the Accounts Receivable, the Intangibles, and all customer lists and relationships, and other information relating to the Business, but not including the Excluded Assets.

“Assumed Contracts and Grants of Authority” means (a) those Contracts and Grants of Authority listed in Schedule E hereto designated by Buyer to indicate that they will be assumed by Buyer at Closing, and (b) and Contracts and Grants of Authority entered into by Seller in the ordinary course of business between the date hereof and the Closing Date that Buyer expressly agrees to assume at Closing.

“Business” means the waste hauling enterprise of Seller as described in Exhibit A, inclusive of the Assets, customer and vendor relationships, operating methods, brand, and any and all other elements of the enterprise used or useful in its operation.

“Closing” means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 9.

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 9.

“Consents” means the consents, permits, or approvals of third parties, including governmental authorities, necessary to transfer any of the Assets to Buyer or otherwise to consummate the transaction contemplated hereby.

“Contracts” means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral, including any amendments or other modifications thereto, that relate to the Assets or the operation of any aspect of the Business, including, without limitation, those described in Schedule E hereto, together with any additions thereto between the date hereof and the Closing Date.

“Effective Time” means 12:01 a.m. local Georgia time, on the Closing Date.

“Environmental Law” has the meaning set forth in Section 3.4 below.

“Excluded Assets” means:

(a)	Seller’s cash on hand or in any of Seller’s bank accounts as of the Effective Time;

(b)	Any insurance policies, bonds, letters of credit, or other similar items of Seller, and any cash surrender value in regard thereto;

(c)	All books and records that Seller is required by law to retain or that relate solely to internal corporate matters;

(d)	All claims, rights, and interest in and to any refund for federal, state, or local franchise, income, or other taxes or fees of any nature whatsoever for periods prior to the Effective Time; and

(e)	Any pension, profit sharing, or employee benefit plans.

“Grants of Authority” means any and all municipal, state, and federal grants of authority and applications therefore, which are used or useful in connection with the operation of the Business, including those listed on Schedule E, together with any additions thereto between the date hereof and the Closing Date.

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“Hazardous Material” has the meaning set forth in Section 3.5 below.

“Intangibles” means all copyrights, trademarks, service marks, trade names, licenses, patents, permits, privileges, proprietary information, technical information and data, trade secrets, machinery and equipment warranties, and all other intangible property rights and interests, whether or not applied for by, or issued to, Seller or under which Seller is licensed or franchised and used or which are, or may be, useful in, or in any way related to, the business and operations of the Business, including those listed in Schedule G hereto, together with any additions thereto between the date hereof and the Closing Date, and all goodwill relating to all of the foregoing .

“Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, , inventory, and other tangible personal property used or useful in the operation of the Business , including the property identified and described in Schedule D hereto and all data files, plans, diagrams, blueprints, schematics, and books and records relating to the operation of the Business, filings with governmental agencies, and executed copies of the Contracts and Grants of Authority, together with any additions thereto between the date hereof and the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Real Property” means all real estate and all interest in real property, including all leaseholds, easements, licenses used or useful in the operation of the Business, including the property identified and described in Schedule C hereto, together with any additions thereto between the date hereof and the Closing Date.

“Shareholders” means Richard B. and Julia S. Jones, which are all the shareholders of Seller.

SECTION 2. SALE AND PURCHASE OF ASSETS.

2.1.	Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase, the Assets, free and clear of any liabilities, liens, security interests, pledges, conditions or encumbrances (except for those permitted in accordance with Sections 3.5 and 3.6 below).

2.2	Purchase Price. The total consideration to be paid for the Assets shall be One Hundred Fifty Thousand Dollars ($150,000.00) and Two Million (2,000,000) shares of Deep Green Waste & Recycling, Inc. common stock (ticker “DGWR”) (the “Purchase Price”), subject to adjustments as provided below:

(a)	Purchase Price and Prorations. The Purchase Price shall be adjusted as provided in this Section to give effect to the proration between Buyer and Seller of all revenues and expenses arising from the operation of the Business. The expenses to be prorated shall include business, franchise, and license fees (including any retroactive adjustments thereof), utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, amounts due under any of the Assumed Contracts and Grants of Authority and taxes. The proration shall be made in accordance with the principle that Seller shall receive all revenues and be responsible for all expenses, costs, and liabilities allocable to the period prior to the Effective Time, and Buyer shall receive all revenues and be responsible for all expenses, costs, and obligations allocable to the period after the Effective Time, except that there shall be no adjustment and Seller shall remain solely liable with respect to any obligation or liability not being assumed by Buyer in accordance with Section 2.4.

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(b)	Adjustments for Customer Deposits and Prepayments. The Purchase Price shall be adjusted further by deducting therefrom the amount of any customers’ deposits and prepayments, as disclosed in Exhibit B, the responsibility for which is assumed by Buyer under this Agreement.

2.3	Payment of Purchase Price. The Purchase Price shall be determined, insofar as feasible, on the Closing Date, and paid as follows:

(a)	Payment at Closing. Buyer shall pay to Seller the Purchase Price, as determined on the Closing Date, in the following manner:

(1)	Cash consideration of Fifty Thousand Dollars ($50,000.00) by check or federal wire transfer to a bank which shall be designated by Seller at least two days prior to the date such payment becomes due under Section 2.3(c) below.

(2)	One Hundred Thousand Dollars ($110,000) by the execution of the Promissory Note, attached hereto as Exhibit “C” and hereby incorporated by reference with simple interest thereupon at the rate of six percent (6%) per annum on the outstanding balance due, payable in full thirty (30) days after Closing, which may be prepaid at any time without penalty and which may be extended for one additional thirty (30) day period by mutual agreement of Seller and Buyer, and which shall be secured by the acquired assets. If the Promissory Note is paid within thirty (30) days after Closing, it will be discounted by Ten Thousand Dollars ($10,000.00) so that the principal due and payable shall be One Hundred Thousand Dollars ($100,000.00), and

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(3)	Two Million shares of DGWR common stock shall be issued by Buyer’s letter of authorization to its transfer agent on the Closing Date.

i.	Issued shares shall be included in the Buyer’s first S-1 or Reg-A registration statement that will be filed with the SEC within 120 days.

ii.	Issued shares shall be registered with the Buyer’s transfer agent in the name of “Richard B. Jones and Julia S. Jones, joint tenants with right of survivorship”

(b) Final Determination of Purchase Price. The Purchase Price, taking into account all adjustments and prorations, will be determined finally, and additional payment by Buyer to Seller or refund by Seller to Buyer, as appropriate, will be made, in accordance with the following procedures:

(1)	Within 60 days after the Closing Date, Buyer will deliver to Seller a statement setting forth Buyer’s determination of the amount of the Purchase Price and the calculation thereof, taking into account all prorations. If Seller disputes the amount of the Purchase Price determined by Buyer, Seller shall deliver to Buyer within 30 days after his receipt of Buyer’s statement a statement setting forth his determination of the amount thereof. If Seller notifies Buyer of his acceptance of Buyer’s statement, or if Seller otherwise fails to deliver his own statement within the 30-day period specified in the preceding sentence, then Buyer’s determination shall be final, and payment shall be made thereon.

(2)	Buyer and Seller shall use their good faith efforts to resolve any dispute involving the determination of the Purchase Price. If the parties are unable to resolve the dispute within 15 days following the delivery of Seller’s statement, each of Buyer and Seller shall select an independent arbitrator who shall be knowledgeable and experienced in the operation of the Business, and the two arbitrators so chosen shall attempt to resolve the dispute. If they are not able to do so within 45 days following the delivery of Seller’s statement, the two arbitrators shall agree upon a third arbitrator and the dispute shall be resolved by the decision of the majority of the arbitrators, which shall be conclusive and binding on the parties. Any fees of the arbitrators shall be split equally between the parties.

(c) Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on IRS Form 8594, attached hereto as Exhibit A.

2.4	Assumption of Liabilities and Obligations.

(a)	Assumption. Except as provided in paragraph (b) of this Section 2.4, as of the Effective Time, Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities arising out of events occurring after the Effective Time related to Buyer’s ownership of the Assets or its operation of the Business after the Effective Time, including, insofar as they relate to the period after the Effective Time and arise out of events occurring after the Effective Time, all the obligations and liabilities of Seller under the Assumed Contracts and Grants of Authority. Buyer shall also assume Seller’s obligations and liabilities as of the Effective Time with respect to customer deposits and prepayments from customers. Other than as specified herein, Buyer shall assume no obligations or liabilities of Seller.

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(b)	Limitation. Notwithstanding any provision of this Agreement to the contrary, Buyer shall not assume: (1) any obligations or liabilities under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority; (2) any obligations or liabilities under the Assumed Contracts and Grants of Authority relating to the time period prior to the Effective Time; (3) any claims or pending litigation or proceedings relating to any action with respect to the operation of the Business prior to the Effective Time; (4) any obligation or liabilities arising under capitalized leases or other financing agreements; (5) any obligations or liabilities of Seller under collective bargaining agreements, multi-employer plans or any other employee benefit plan of Seller; and (6) any obligations or liabilities caused by, arising out of, or resulting from any action or omission of Seller prior to the Effective Time, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

2.5	Employees. To the extent Seller has employees, Seller shall terminate such employees working in the business effective as the close of business the day before the Closing and Seller shall be responsible without exception for all compensation, taxes, insurance, accrued sick and vacation days and other benefits and amounts relating to such employees, and Seller shall indemnify, defend and hold harmless Buyer from any claims made against Buyer with respect to such obligations. Buyer shall not assume or in any way become responsible or liable for any compensation, taxes, insurance or other benefits and amounts payable by Seller on account of such employees. Seller and Buyer shall coordinate their efforts with respect to Seller’s termination of the employees so that the employees will receive notice of their termination by Seller and the possibility of employment with Buyer at substantially the same time. Prior to the Closing, but without any obligation to do so, Buyer shall endeavor to enter into employment agreements with all such employees whom Buyer desires to employ following the Closing.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1	Organization, Standing, and Authority. Seller is a corporation organized, validly existing, and in good standing under the laws of the State of Georgia. Seller has the requisite corporate power and authority to: (a) own, lease, and use the Assets as now owned, leased, and used; (b) conduct the business of operating the Business as now conducted; (c) execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms; and (d) transfer the Assets in accordance with the terms and conditions of this Agreement. Seller is not a participant in any joint venture or partnership with any other person or party with respect to the Business or any part of the Assets.

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3.2	Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Seller have been duly authorized by all necessary corporate actions, including stockholder approval if required, on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar law affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

3.3	Absence of Conflicting Agreements or Consents. Subject to obtaining those Consents listed on Schedule F, the execution, delivery, and performance of this Agreement, and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Articles of Incorporation or By-Laws of Seller; (c) will not conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance requirement by the terms of any agreement, governmental authority, instrument, license, or permit to which Seller is a party or by which Seller is bound; and (e) will not create any claim, lien, charge, or encumbrance upon any of the Assets.

3.4	Real Property. Schedule C contains a complete description of all Real Property and Seller’s interests therein, including street address, legal description, owner, and use. None of the Real Property is subject to any lien, mortgage, pledge, covenant, easement, restriction, encroachment, lease, charge, or other claim or encumbrance of any nature whatsoever that would adversely affect the use or usefulness of the Real Property in the operation of the Business. Seller has delivered to Buyer true and complete copies of all leases or other instruments pertaining to the Real Property. All leases pertaining to the Real Property are, or prior to Closing will be, in recordable form. All Real Property is marketable, in good condition and repair consistent with its present use, and available for immediate use in the conduct of the business and operations of the Business. Seller has full legal and practical access to all Real Property. All easements, rights of way, and real property licenses have been properly recorded in the appropriate public recording offices. The Real Property described in Schedule C includes all easements, rights of way, and other real property interests necessary to conduct the business as it is now conducted. No Hazardous Material (as defined below) has been used, generated, manufactured, stored, treated, released or disposed of by Seller, or to Seller’s actual knowledge without inquiry, by any other party, at, in, on or under the Real Property leased or owned by Seller for the business of operation of the Business in violation of Environmental Law (as defined below). The term “Hazardous Material” means any substance or material that is or becomes regulated, defined or designated by any federal, state or local governmental authority as hazardous, extremely hazardous, imminently hazardous, dangerous or toxic, or as a pollutant, contaminant or waste, and shall include, without limitation, PCBs, asbestos, asbestos containing materials, oil and petroleum products and byproducts. The term, “Environmental Law” means all current and future federal, state and local statutes, regulations, ordinances and rules relating to (1) the emission, discharge, release or threatened release of Hazardous Material into the air, surface water, groundwater or land; (ii) the manufacturing, processing, use, generation, treatment, storage, disposal, transportation, handling, removal, remediation or investigation of Hazardous Material; or (iii) the protection of human health, safety or the indoor or outdoor environment, including without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Occupational Safety and Health Act, all amendments thereto, all regulations promulgated thereunder, and their state statutory and regulatory counterparts. The zoning classifications of the leased properties on which the Business operates permit the operation of the Business. The improvements on such leased properties have been constructed and are presently used and operated in compliance with all licenses and all legal requirements, and with all covenants, easements and restrictions affecting those properties, and all obligations of Seller with regard to the legal requirements, covenants, easements and restrictions have been and are being performed in a proper and timely manner.

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3.5	Personal Property. Without material exception, Schedule D contains descriptions of all Personal Property. Except as set forth in Schedule D, Seller owns and has good title to each item of Personal Property, and none of the Personal Property is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for liens for current taxes not yet due and payable. The Personal Property is in good operating condition and repair (ordinary wear and tear excepted) and is available for immediate use in the operations of the Business. The Personal Property listed in Schedule D includes all personal property necessary to conduct the Business as it is now conducted.

3.6	Contracts and Grants of Authority. The Contracts and Grants of Authority listed in Schedule E comprise all Contracts and Grants of Authority used or useful in the operation of the Business, except Contracts entered into in the ordinary course of business that do not involve payments or receipts by Seller in excess of $1,000 individually or $5,000 in the aggregate. Seller has delivered to Buyer true and complete copies of all Contracts and Grants of Authority. Other than the Contracts and Grants of Authority listed on Schedule E, Seller requires no contract, grant of authority, permit, lease, or other agreement to enable it to carry on its business as now conducted. All the Contracts and Grants of Authority are, and all Assumed Contract and Grants of Authority will be, as of the Closing Date, in full force and effect and are valid, binding, and enforceable in accordance with their terms. There is not under any Contract of Grant of Authority any default by any party thereto (including Seller) or any event that, after notice or lapse of time or both, would constitute a default. Seller is not aware of any intent by any party to any Contract or Grant of Authority: (a) to terminate or amend the terms thereof; (b) to refuse to renew the Contract or Grant of Authority upon expiration of its terms; or (c) to renew the Contract or Grant of Authority upon expiration only on terms and conditions that could be less advantageous to the Business than those currently pertaining. Except for the need to obtain those Consents listed in Schedule F, Seller has full legal power and authority to assign its rights under the Contracts and Grants of Authority to Buyer in accordance with this Agreement, and the assignment of the Contracts and Grants of Authority to Buyer will not affect the validity, enforceability, or continuation of any of the Contracts or Grants of Authority. Except as set forth on Schedule F, no Contract contains any unfulfilled requirement that Seller make any capital expenditures.

3.7	Consents. Except for those Consents listed in Schedule F, no consent, approval, permit, or authorization or declaration to or filing with any governmental or regulatory authority or any other third party is required: (a) to render this Agreement and the transactions contemplated hereby valid and effective; (b) to permit this Agreement and the transactions contemplated hereby to be consummated; (c) to permit Seller to assign or transfer the Assets (including each of the Contracts and Grants of Authority) to Buyer; or (d) to enable Buyer to operate the Business in essentially the same manner that it is now conducted. Seller reasonably believes that all Consents will be obtained.

3.8	Intangibles. Schedule G is a true and complete list of all the Intangibles (exclusive of those required to be listed in Schedule B), all of which are valid, in good standing, and uncontested. Seller has delivered to Buyer copies of all documents establishing the Intangibles. Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto.

3.9	Financial Statements and Tax Returns. Schedule H contains copies of the following financial statements of Seller, all of which are complete and correct, have been prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, accurately reflect the books, records, and accounts of the Business, and present fairly the financial condition, assets, liabilities, and results of operation of the Business as at their respective dates and the results of operations for the periods then ended:

(a)	Balance Sheets, as at December 31, 2020;

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(b)	Statements of Income and Expense, for the twelve-month periods ended December 31, 2020; and

(c)	Tax returns for the years 2018 and 2019.

None of the foregoing financial statements understates the true costs and expenses of conducting the Business, fails to disclose any material contingent liability, or inflates the revenues of the Business for any reason.

Seller has filed, in accordance with applicable law, all federal, state, county and local income and sales and use tax returns and all real and personal property tax returns that are required to be filed. The information shown on the federal income tax returns delivered to Buyer is true, accurate, and complete and fairly presents the information purported to be shown. Seller has paid, or shall pay prior to the date it is due, all taxes owed by Seller on account of the Business.

3.10	Insurance. Schedule I is a true and complete list of all policies of insurance owned by Seller that insure any part of the Assets or the Business. All policies of insurance listed in Schedule I are in full force and effect. The insurance policies listed in Schedule I are adequate in amount with respect to, and for the full value (subject to customary deductibles) of the Assets and insure the Assets and the Business against all foreseeable risk. No insurance policy of Seller has been canceled and no application of Seller for any insurance policy has been rejected during the past three years.

3.12	Personnel. Schedule J is a true and complete list of all employees of Seller.

(a)	Plans. Seller does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, nor has made, contributions to or under any plan which provides post-retirement medical or health benefits with respect to employees or former employees of Seller. Seller has complied, and will have, as of the Closing, complied with the Worker Adjustment and Retraining Notification Act (WARN Act) in connection with the termination of Seller’s employees.

(b)	Agreements and Collective Bargaining. Seller is not a party to or subject to any collective bargaining agreement, multi-employer pension fund or other labor union agreement with respect to any persons employed by Seller in connection with Seller’s operation of the Assets and with respect to the Business. Seller has no written or oral contracts of employment with any employee of the Business, other than those listed in Schedule E. No controversies, disputes, or proceedings are pending or, to the best of its knowledge, threatened, between it and any employees (singly or collectively) of the Business. No labor union or other collective bargaining unit represents or claims to represent any of the employees of the Business. There is no union campaign being conducted to solicit cards from employees to authorize a union to request a national labor Relations Board certification election with respect to any employees of the Business.

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(c)	Liabilities. Seller has no liability of any kind to or in respect of any employee benefit plan, including withdrawal liability under Section 4201 of ERISA. Seller has not incurred any accumulated funding deficiency within the meaning of ERISA or Section 4971 of the Internal Revenue Code of 1986. Seller has not failed to make any required contributions to any employee benefit plan. The Pension Benefit Guaranty Corporation has not asserted that Seller has incurred any liability in connection with any such plan. No lien has been attached and no person has threatened to attach a lien on any property of the Seller as a result of a failure to comply with ERISA.

3.13	Claims and Legal Actions. Except as set forth in schedule K there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation, or other legal, administrative, or tax proceeding, nor any order, decree, or judgment, in progress or pending, or, to the knowledge of Seller, threatened, against or relating to Seller, its properties, the Assets, or the Business, nor does Seller know or have reason to be aware of any basis for the same. There are no governmental investigations or other legal, administrative, or tax proceedings pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Business.

3.14	Compliance with Laws. In its operation of the Business and its ownership and maintenance of the Assets, Seller has complied and is complying fully with the terms of all Governmental Licenses and Grants of Authority and with all laws, rules, regulations, and ordinances, including all trademark, trade name, or copyright rules and regulations, all building and zoning laws, codes, and regulations, and all laws relating to the employment of labor. Neither the ownership nor use of Seller’s properties nor the conduct of its business conflicts with the rights of any other person or entity.

3.15	Conduct of Business in Ordinary Course; Adverse Change. Since December 31, 2019, Seller has conducted the Business only in the ordinary course and has not:

(a)	Adverse Change. Suffered any material adverse change in the business, assets, properties, prospects, or condition (financial or otherwise) of Seller or the Business, or any damage, destruction, or loss affecting any of the Assets used or useful in the conduct of the Business;

(b)	Liens. Created, assumed, or suffered any mortgage, pledge, lien, or encumbrance on any of the Assets;

(c)	Employee Compensation. Suffered any material increase in compensation payable or to become payable to any of the employees of Seller, or any bonus payment made or promised to any employee of Seller, or any material change in personnel policies, insurance benefits, or other compensation arrangements affecting the employees of Seller;

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(d)	Dispositions. Suffered any sale, assignment, lease, material depletion of inventory, or other transfer of any of Seller’s properties without suitable replacements being obtained therefore;

(e)	Cancellation of Debts. Cancelled any debts owed to or claims held by Seller;

(f)	Write-Down. Suffered any significant write-down of the value of any Assets or any significant write-off as uncollectible of any Accounts Receivable; and

(g)	Rights. Transferred or granted any right under, or entered into any settlement regarding the breach or infringement of, any license, patent, copyright, trademark, trade name, grant of authority, or other intellectual property or proprietary right, or modified any existing right relating to the Business.

3.16.	Information Regarding the Business

Accounts. All the account balances of customers to the Business are actual and bona fide receivables representing obligations for the total dollar amount thereof, as shown on the books of Seller, resulted from the regular course of the Seller’s business, and are fully collectible in accordance with their terms, subject to no offset or reduction whatsoever. Seller has no monetary obligations or liabilities to any of its customers except with respect to the deposits and prepayments disclosed in Exhibit C. Uncollectable Accounts Receivable may be set off by Buyer pursuant to the terms of the Indemnity Escrow Agreement.

3.17 Broker. Neither Seller nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity which would accrue to Buyer, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

3.18 Full Disclosure. No representation or warranty made by Seller in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Seller or Shareholder pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Seller is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

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SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1	Organization, Standing, and Authority. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington. On the Closing Date, Buyer will be duly qualified to conduct its business in the State of Georgia. Buyer has the requisite power and authority to execute, deliver, and perform this Agreement and the documents contemplated hereby according to their respective terms.

4.2	Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the enforceability hereof may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies.

4.3	Absence of Conflicting Agreements and Required Consents. Subject to obtaining the Consents, the execution, delivery, and performance of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with the by-laws of the Buyer; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality; and (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

4.4	Broker. Neither Buyer nor any person or entity acting on its behalf has agreed to pay a commission, finder’s fee, or similar payment in connection with this Agreement or any matter related hereto to any person or entity, nor has it or any person or entity acting on its behalf taken any action on which a claim for any such payment could be based.

4.5	Full Disclosure. No representation or warranty made by Buyer in this Agreement or in any certificate, document, or other instrument furnished or to be furnished by Buyer pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Buyer is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

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SECTION 5. COVENANTS OF SELLER

5.1	Pre-Closing Covenants. Seller covenants and agrees that from and after the close of the financial period ending December 31, 2020 as reflected by the financial statements provided pursuant to Section 3.10 above and between the date hereof and the Closing Date, Seller has conducted, and will have conducted, its business diligently, in the ordinary course, and in such a manner so that the representations and warranties contained in Section 3 shall continue to be true on and as of the Closing Date as if made on and as of the Closing Date, and, except with the prior written consent of Buyer, Seller has acted, and will, from the date of this Agreement, act, in accordance with the following:

(a)	Contracts. Seller will not enter into any contract or commitment relating to the Business or the Assets, or amend or terminate any Contract of Grant of Authority (or waive any substantial right thereunder), or incur any obligation (including obligations relating to the borrowing of money or guarantee of indebtedness).

(b)	Encumbrances. Seller will not create, assume, or permit to exist any mortgage, pledge, lien, or other charge or encumbrance of rights affecting any of the Assets, except for those in existence on the date of this Agreement and disclosed in Schedules B and C and except for mechanics’ liens and other similar liens which will be discharged prior to the Closing Date.

(c)	Dispositions. Seller will not sell, assign, lease, or otherwise transfer or dispose of any of the Assets except in the ordinary course of business where no longer used or useful or in connection with the acquisition of replacement property of equivalent kind and value.

(d)	Grants of Authority. Seller will not cause or permit, by any act or failure to act, any of the Grants of Authority to expire or to be surrendered or modified, or take any action that would cause any governmental authority to institute proceedings for the suspension, revocation, or adverse modification of any of the Grants of Authority, or fail to prosecute with due diligence any pending applications to any governmental authority in connection with the operation of the Business, or take any other action within its control that would result in the Business being in noncompliance with the requirements of any law, the rules and regulations of any governmental authority, or the terms of any Grant of Authority.

(e)	Consents. Seller will obtain the Consents, without any change in the terms or conditions of any Contract that could be less advantageous to the Business than those pertaining under the Contract as in effect on the date hereof. Seller will promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents.

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(f)	Books. Seller will maintain the books and records of the Business in accordance with prior practice.

(g)	Access to Information. Seller will give to Buyer and its counsel, accountants, engineers, and other authorized representatives, reasonable access to the Assets, to the officers, employees, and agents of Seller, and to all books and records relating thereto, and will furnish or cause to be furnished to Buyer and its authorized representatives all information relating to the Assets and Seller that they reasonably request (including any financial reports and operations reports produced with respect to the Business).

(h)	Notification. Seller will give Buyer prompt written notice of any material change in any of the information contained in its representations and warranties in this Agreement or in the Schedules referred to herein and of any occurrence involving the Business or any Assets and not arising in the ordinary course of the Business.

(i)	Maintenance of Assets. Seller will maintain all of the Business’s property and Assets or replacements thereof in their present condition as represented in this Agreement, ordinary wear and tear excepted. Seller will maintain supplies of inventory and spare parts consistent with past practice. If any loss, damage, impairment, confiscation, or condemnation to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented herein as soon thereafter as possible, and Seller will use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed.

(j)	Compliance with Laws. Seller will comply with all laws, rules, and regulations. Upon receipt of notice of violation of any law, rule, or regulation, Seller will contest in good faith or cure the violation prior to the Closing Date.

(k)	Insurance. Seller will maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Business and the Assets as set forth in Schedule I hereto, and it will use the proceeds of any claims for loss payable under those insurance policies to repair, replace, or restore any of the Assets destroyed by fire or other casualty to their former condition as soon as possible after the loss.

(l)	Financial Information. Within fifteen days after the close of each calendar month, Seller will furnish to Buyer an unaudited statement of income and expense of Seller for the month and an unaudited balance sheet of Seller as at the close of the month. The financial statements to be delivered hereunder shall be complete and correct, shall be prepared in accordance with generally accepted accounting principles applied and maintained on a basis consistent with prior periods, shall accurately reflect the books, records, and accounts of the Business, and shall present fairly the financial condition, assets, liabilities, and results of operations of the Business as of the dates and for the periods indicated. Seller shall furnish to Buyer as it becomes available any other information prepared by Seller concerning the financial condition of the Business.

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(m)	Preservation of Business. Seller will preserve the business and organization of the Business intact and use its best efforts to keep available to the Business its present employees and to preserve for the Business its present relationships with suppliers and customers and others having business relations with them, to the end that the business, operations, and prospects of the Business shall be unimpaired at the Closing Date. The ordinary and customary operating, marketing, promotional, sales, and advertising practices of the Business shall be maintained.

(n)	Collection of Accounts Receivable. Seller shall collect its Accounts Receivable only in the ordinary course consistent with its past practices and without extraordinary efforts of any kind.

(o)	Rates. Seller will not directly or indirectly modify or amend any rate, charge, deposit, or other material condition under which it does business with its customers and potential customers.

(p)	No Inconsistent Action. Seller will not take any action that is inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement.

(q)	Financing Leases. Seller will satisfy prior to Closing all outstanding obligations under capital and financing leases with respect to any of the Assets and obtain good title to the Assets leased by Seller pursuant to those leases so that those Assets shall be transferred to Buyer at Closing free of any interest of the lessors.

5.2	Closing Covenant. On the Closing Date, if the conditions set forth in Section 8.2 have been satisfied, Seller shall transfer, convey, assign, and deliver to Buyer the Assets as provided in Section 2 of this Agreement and make the deliveries provided in Section 9.2 of this Agreement.

5.3	Post-Closing Covenant. For a period of up to ninety (90) days after the Closing Date, Seller, at Seller’s expense, shall make available to Buyer the Shareholders of Seller as may be requested by Buyer to assist in the migration of the Business of Seller to Buyer.

SECTION 6. CLOSING COVENANT OF BUYER

On the Closing Date, if the conditions set forth in Section 8.1 have been satisfied, Buyer shall purchase the Assets from Seller as provided in Section 2 of this Agreement and shall make the deliveries provided in Section 9.3 of this Agreement.

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SECTION 7. SPECIAL COVENANTS AND AGREEMENTS

7.1	Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

7.2	Bulk Sales Law. If applicable, the bulk sales law of the State of Georgia shall be complied with by Seller. Any loss, liability, obligation, or cost suffered by Seller or Buyer as the result of the failure of any party to comply with the provisions of any bulk sales law applicable to the transfer of the Assets as contemplated by this Agreement shall be borne by Seller.

7.3	Confidentiality. Each party hereto will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement, except as and to the extent required by applicable law and, in the case of Buyer, as disclosure may be reasonably required in connection with Buyer’s review and financing of this transaction and with respect to required securities filings or notices. If this Agreement is terminated, each party will return to the other party all information obtained from the other party in connection with the transactions contemplated hereby.

7.4	Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their obligations under this Agreement, and Buyer and Seller will use their best efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder.

7.5	Access. To the extent possible, for a period of five years after the Closing Date, Seller shall provide Buyer reasonable access and the right to copy any books and records relating to the Assets that are not included in the Assets, and Buyer will provide Seller access to any books and records relating to the Assets that are included in the Assets.

7.6	Covenant Not to Compete.

(a)	Seller. In consideration of the sums to be paid pursuant to the terms of this Agreement, and in order to protect the Assets (and the value of the Assets), Seller and agrees that if the Closing occurs they shall not, either, directly or indirectly through other persons or their respective affiliates, engage in, carry on, or be connected to any waste management business; provided, however, nothing herein shall prohibit Seller or Shareholder from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of any corporation that engages in such business, so long as (i) such Seller or Shareholder have no active participation in the business of such corporation, and (ii) such stock is traded on a nationally-recognized stock market or on NASDAQ. The provisions of this Section 7.6 shall be binding upon Seller and Shareholders for a period of three (3) years from the date of the Closing. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.6, any term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable to the greatest extent possible by such court or agency. Seller represents and warrants that the Shareholders signing this Agreement below as to this Section 7.6 comprises all the shareholders of Seller.

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(b)	Other Provisions. For purposes of this Section, an affiliate means (a) any partnership, corporation, or other entity directly or indirectly controlling, controlled by, or under common control with Seller or Shareholder signing below, or (b) any officer, director, manager, trustee, or principal of Seller or of any partnership, corporation, or other entity that is an affiliate under this definition. The parties acknowledge and agree that the covenants set forth in this Section 7.6 are ancillary to the sale of the Assets and are reasonable and necessary to protect Buyer’s purchase of the Assets.

SECTION 8. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER

8.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject at Buyer’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)	Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

(b)	Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Consents. All Consents shall have been obtained and delivered to Buyer, without any change in the terms or conditions of any Contract that could be less advantageous to the Business than those pertaining under the Contract as in effect on the date hereof.

(d)	Governmental Authorizations. Seller shall be the holder of all Grants of Authority, and there shall not have been any modification of any of the Grants of Authority that could have an adverse effect on the Business or the conduct of its operations. No proceeding shall be pending, the effect of which would be to revoke, cancel, fail to renew, suspend, or modify adversely any Grants of Authority.

(e)	Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 9.2.

8.2.	Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject at Seller’s option to the fulfillment prior to or at the Closing Date of each of the following conditions:

(a)	Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete in all material respects at and as of the Closing Date as though made at and as of that time.

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(b)	Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)	Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 9.3.

SECTION 9. CLOSING AND CLOSING DELIVERIES

9.1	Closing.

(a)	Closing Date. The Closing shall take place at 10:00 a.m. on February 9, 2021 or an earlier or later date to be set by Buyer which is within fifteen days following the satisfaction or waiver of all conditions to closing set forth in this Agreement.

(b)	Closing Place. The Closing shall be held at the offices of the Seller in St. Simons Island, Georgia, or any other place that is agreed upon by Buyer and Seller.

9.2	Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)	Transfer Documents. Duly executed warranty deeds, bills of sale, assignments, and other transfer documents which shall be sufficient to vest good title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations except as permitted in this Agreement;

(b)	Consents. A manually executed copy of each Consent;

(c)	Resolutions. Copies of resolutions adopted by the Board of Directors and, if required, shareholders of Seller, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby on the Closing Date;

(d)	Certificate of Compliance. A certificate, dated as of the Closing Date, executed by the President of Seller, certifying: (1) that Seller has obtained proper corporate authorization necessary to the consummation of this Agreement; (2) that the representations and warranties of Seller contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date; and (3) that Seller has, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date;

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(e)	UCC Search. A search for UCC-1 filings in the records of the Secretary of State of the State of Georgia and any appropriate local filing office and in the records of each county in which any of the Assets are located;

(f)	Licenses, Contracts, Business Records, Etc. Copies of any Grants of Authority, contracts, blueprints, schematics, working drawings, plans, projections, statistics, and all files and records used by Seller in the operations of the Business;

(g)	Accounts Receivable. A complete and accurate list of the Accounts Receivable, including, with respect to each account Receivable, the account number, date of issuance, name and address of account debtor, aggregate amount, and balance due, together with any resolution or other documents that Buyer reasonably requests to permit Buyer to deposit any collections on any Accounts Receivable into its bank accounts.

9.3	Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a)	Consideration. The consideration for the Assets as provided in Section 2.3, subject to Sections 2.2(c) and 2.3(b) above;

(b)	Assumption Agreement. An assumption agreement, pursuant to which Buyer will assume and undertake to perform Seller’s obligations under any assumed contracts or Grants of Authority arising after the Effective Time, to the extent specified in Section 2.4; and

(c)	Certificate of Compliance. A certificate, dated as of the Closing Date, executed on behalf of Buyer by its President, certifying (1) that the representations and warranties of Buyer contained in this Agreement are true and complete in all material respects as of the Closing Date as though made on and as of that date, and (2) that Buyer has, in all material respects, performed and complied with all of its obligations, covenants, and agreements set forth in this Agreement to be performed and complied with on or prior to the Closing Date.

SECTION 10. TERMINATION

This Agreement may be terminated by either Buyer or Seller, if the terminating party is not then in material default, upon written notice to the other party, upon the occurrence of any of the following:

(a)	Conditions. If on the Closing Date any of the conditions precedent to the obligations of the terminating party set forth in this Agreement have not been satisfied or waived in writing by the terminating party.

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(b)	Judgments. If there shall be in effect on the Closing Date any judgment, decree, or order that would prevent or make unlawful the Closing of this Agreement.

(c)	Upset Date. If the Closing shall not have occurred prior to March 9, 2021, provided, however that Buyer may elect to extend this date by 30 days upon giving written notice to Seller pursuant to section 13.2 herein.

SECTION 11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

11.1	Representation and Warranties. All representations, warranties and covenants not to compete contained in this Agreement shall be deemed continuing representations, warranties and covenants and shall survive the Closing. Any investigations by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, or covenant contained herein. No notice or information delivered by Seller pursuant to Section 5.1(g) or Section 5.1(h) shall modify or limit any of Seller’s representations and warranties, affect Buyer’s right to rely on any representation or warranty made by Seller, or relieve Seller of any obligations hereunder as the result of a breach of any of its representations and warranties.

11.2	Indemnification by Seller. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, Seller agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

(a)	Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Seller contained herein or in any certificate, document, or instrument delivered to Buyer hereunder;

(b)	Obligations. Any and all obligations of Seller not assumed by Buyer pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority;

(c)	Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Business prior to the Effective Time, including any and all liabilities arising under the Grants of Authority or the Contracts which relate to events occurring prior to the Effective Time; and

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(d)	Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

11.3	Indemnification by Buyer. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

(a)	Breach. Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained herein or in any certificate, document, or instrument delivered to Seller hereunder;

(b)	Ownership. Any and all losses, liabilities, or damages resulting from the operation or ownership of the Business after the Effective Time, including any and all liabilities arising under the Assumed Contracts and Grants of Authority which relate to events occurring after the Effective Time, but in all instances excluding any liabilities arising under any Excluded Assets; and

(c)	Legal Matters. Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

(d)	Obligations. Any and all obligations of Buyer not assumed by Seller pursuant to the terms of this Agreement, including any and all liabilities arising at any time under any Contract or Grant of Authority not included in the Assumed Contracts and Grants of Authority.

11.4	Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a)	Notice. The party claiming indemnification pursuant to this Agreement (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnitor”) of any claim, whether solely between the parties or brought by a third party, specifying the factual basis for the claim, and the amount of the claim.

(b)	Investigation. With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have thirty days to make any investigation of the claim that the Indemnitor deems necessary or desirable. For the purposes of this investigation, the Claimant agrees to make available to the Indemnitor and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the 30-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

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(c)	Control. With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Claimant shall cooperate fully with the Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of the claim at its own expense. If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to the claim.

SECTION 12. CERTAIN REMEDIES

12.1	Attorneys’ Fees. In the event of a default by Seller or Buyer which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred.

SECTION 13. MISCELLANEOUS

13.1	Fees and Expenses. Seller shall pay any filing fees, transfer taxes, sales taxes, document stamps, or other charges levied by any governmental entity on account of the transfer of the Assets from Seller to Buyer. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

13.2	Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the earlier of the date of receipt (as shown on the return receipt) or refusal of delivery if mailed by registered or certified mail, postage prepaid and return receipt requested, in each case addressed as follows:

If to Seller:

Mr. Richard B. Jones

Amwaste, Inc.

206 Sandcastle Way

St. Simons Island, Georgia 31522

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If to Buyer:

Mr. Lloyd Spencer

Deep Green Waste & Recycling, Inc.

13110 NE 177th Place #293

Woodinville, Washington 98072

Or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 13.2.

13.3	Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that, without the prior written consent of Seller, Buyer may assign its rights under this Agreement to any entity controlling, controlled by or under common control with Buyer or any successor of Buyer by way of merger, acquisition, reorganization or other similar corporate transaction, and, upon the assumption by such assignee of all liabilities and obligations of Buyer hereunder, Buyer shall be released from all liabilities and obligations to Seller pursuant to this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4	Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

13.5	Governing Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Georgia (without regard to the choice of law provisions thereof).

13.6	Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

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13.7	Gender and Number. Words used herein regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

13.8	Entire Agreement. This Agreement, all schedules and exhibits hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

13.9	Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first written above.

BUYER:

By:
Lloyd Spencer, President

SELLER:

By:
Richard B. Jones, President

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SCHEDULES

A.	Business:

1.	A description of the Business as defined in the Agreement, listing and describing the classes of both recurring and non-recurring revenue and showing the number of customers by class of revenue.

2.	A description of invoicing and accounts receivable tracking systems in use, accounting system, work-flow management, advertising and marketing methods, website maintenance and data sourcing, and inventory management.

3.	any other automation of business, market, or customer information

B.	Listing and Aging of Customer Deposits and Prepayments

C.	Real Property

1.	Rented Office/Storage Contracts

2.	Other

D.	Personal Property (Fixed Asset Listing, Inventory Listing)

1.	Fixed Asset Listing

2.	Inventory Listing

3.	Files and databases

E.	Assumed Contracts and Grants of Authority

1.	Maintenance and other recurring revenue contracts

2.	Grants of Authority from local, county, state jurisdictions and any related special use agreements

3.	Any other contractual relationship

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F.	Consents

G.	Intangibles

H.	Financials – Current month and YTD financials

I.	Insurance – Copies of all current insurance plans

J.	Employees and Plans

1.	Name

2.	Address

3.	Pay

4.	Job Description

5.	Insurance Packages

K.	Claims and Legal Actions – Listing any and all

EXHIBITS

A.	Form 8594

B.	Transfer Agent Letter

Promissory Note

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